Exhibit 10.33

EQUIPMENT LEASE AGREEMENT

THIS AGREEMENT CONTAINS PROVISIONS RELATING TO INDEMNITY, RELEASE OF LIABILITY, AND ALLOCATION OF RISK

This Equipment Lease Agreement (the "Lease") is made effective the 15th day of August, 2017 ("Effective Date"), by and between Bison Drilling and Field Services LLC, a Delaware limited liability company, with an address at 14201 Caliber Drive, Ste. 300, Oklahoma City, OK 73134 (“Lessor”), and Predator Drilling LLC, a Texas limited liability company, with an address at 1511 SCR 1101 Midland, Texas 79706 (“Lessee”). The parties may be referred to herein individually as “Party” and collectively as “Parties”.

RECITALS
WHEREAS, Lessor owns certain oilfield equipment, materials and/or supplies and from time to time enters into leases with third parties;
WHEREAS, Lessee desires to lease certain oilfield equipment, materials and/or supplies from Lessor;
WHEREAS, Lessor is prepared to lease certain oilfield equipment, materials and/or supplies to Lessee on the terms and conditions set forth in this Lease;
AGREEMENTS
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, agreements and covenants contained in this Agreement, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties undertake and agree as follows:
1.     Equipment Leased.    Lessor hereby leases to Lessee and Lessee leases from Lessor the equipment, along with the equipment attached thereto or contained therein as specified in Schedule A attached to this Lease and made a part hereof (the "Equipment"), together with all parts, components, accessories, replacements, substitutions, additions and improvements now or in the future attached to or forming a part thereof.
2.    Delivery and Maintenance of the Equipment.

A.     Lessee, at Lessee’s sole cost and expense, shall be solely responsible for picking up and taking possession of the Equipment at a location designated by Lessor by a date no later than August 1, 2017. This date may be extended by mutual written consent of the Parties.

B.     Any preparation, loading, transportation unloading, and/or redelivery of the Equipment shall be performed by and at the sole expense of Lessee in a professional and workmanlike manner in conformance with all recommendations of Lessor, and in compliance with good oilfield, servicing, logistical and engineering practices. Lessee is solely responsible for all losses and damage relating to transportation of the Equipment from the point of origin to each destination. Lessee shall, at its sole expense, secure and maintain insurance, as provided in this Lease, for the greater of $1,000,000.00 or the stated value of the Equipment, as set forth in the Schedule “B”. Lessee shall list Bison Drilling and Field Services LLC on all insurance as an additional insured and loss payee and owner of the Equipment. Lessee shall inspect and inventory the Equipment at each destination and, to the extent any loss or damage has occurred, take all steps required to preserve a claim against the carrier for such loss or damage, including but not limited to obtaining a written acknowledgment from the carrier as to all such loss or damage. Lessee shall remain solely responsible for all such loss or damage notwithstanding any actual or purported limitation of liability by a carrier.

C.    Any alterations or modifications to the Equipment may be made only upon prior consultation with and prior written approval by Lessor, which approval may be withheld in Lessor’s sole and absolute discretion.

    D.     Lessee, at its sole expense, shall keep and maintain the Equipment in good working order and repair. In the event the Equipment, during the Term hereof, is lost, damaged, destroyed, in whole or in part, or stolen, Lessee shall pay to Lessor One Hundred Percent (100%) of the current new replacement cost of such Equipment delivered to the location of Lessor’s choosing, and the obligations of this Lease shall end, except with respect to those which by context of this Lease are intended to survive, and those which have accrued prior to such loss, damage, destruction or theft.

E.     All repairs and maintenance of the Equipment shall be performed promptly by Lessee. Lessee shall supply all labor, at Lessee’s sole cost and expense, and all materials shall be provided by Lessee, at Lessee’s sole cost and expense. Lessor shall provide Lessee with a designated person to assist in Lessee’s repairs and maintenance of the Equipment.

3.     Term and Lease Payment.

A.     The term of this Lease of Equipment shall be for a period of six (6) months (the "Initial Term"), commencing on the Effective Date, and continuing thereafter in subsequent six (6) month periods (“Subsequent Terms” and collectively, with the Initial Term, the “Term”), terminable on at least sixty (60) days' written notice prior to the expiration of the then current Term.

B.    During the Term, Lessee shall pay to Lessor, a lease fee in U.S. Dollars in the amounts as follows ("Lease Payment"):

Equipment	Lease Payment
Equipment Group A	$800.00 per day of use.
Equipment Group B	$450.00 per day of use.

Notwithstanding anything to the contrary contained in this Agreement, the Equipment will be considered “in use” for an entire Day (being a period of 24 hours) if any component or item of Equipment (limited on a per Equipment Group basis) is employed, engaged, activated, operated, put into service, applied, utilized, operated, mobilized, or any like action, whether similar or dissimilar to those expressly denoted, at any point, and for any period of time, regardless of temporal duration, during such Day. Notwithstanding anything to the contrary contained herein, Lessor may elect to terminate this Lease, without liability hereunder, and, at the sole cost and expense of Lessor, retake possession of the Equipment, in the event that Lessee does not accrue a Lease Payment in an amount greater than One Dollar and No/00 Cents ($1.00) for a period of time greater than thirty five (35) consecutive days.

C.    Lessee shall pay each Lease Payment to Lessor within fifteen (15) days of invoicing by Lessor during the Term of this Lease. Lessor will invoice Lessee on a monthly basis, and Lessee shall promptly provide Lessor with all documentation necessary and/or convenient for Lessor to accurately issue such invoices to Lessee. Lessee shall provide such information within two (2) business days of Lessor’s request for the same, or at the end of any calendar month during the Term, whichever such date is earlier.

D.    Lessee shall pay each Lease Payment to a bank account designated by Lessor.

E.    Lessee shall be solely responsible for payment of any and all taxes, licensing and registration fees, if any, in respect of the Equipment and the rental contemplated hereunder.

F.    In addition to being a breach of this Lease, the failure to make a Lease Payment when due shall result in the accrual of interest on the unpaid balance at the rate of eighteen percent (18%) per annum or the maximum allowed by law, whichever is lesser. All payments due shall be first applied against service, repair, or replacement of the Equipment, transportation charges, attorney’s fees and costs associated with enforcement of this Lease or in defense of any claims made by Lessee or any third party against Lessor, then to interest before it is applied against the amount due.

4.    Title.     The Parties agree that title and ownership to the Equipment shall remain at all times with Lessor.

5.    Acceptance of Delivery.

A.    Upon receipt of Equipment delivery, Lessee shall inspect Equipment and either promptly report any deficiencies to Lessor or accept possession. By accepting possession of the Equipment under this Lease, Lessee accepts the condition of the Equipment. Lessee’s failure to provide written notice of any specific defects or damage, as determined during the initial inspection, constitutes (i) an admission and acknowledgment that the Equipment is in good, safe, and serviceable condition at the time of delivery; and (ii) an acceptance of the Equipment for the Term.

B.    Upon prior consultation with and prior written approval by Lessor, the Parties agree that Lessee is authorized, at its sole expense, to furnish or install on the Equipment new or renewed replacement parts and to make any additions or improvements which Lessee deems necessary for the proper maintenance and operation of the Equipment (“Improvements”). All such parts, additions and Improvements shall be deemed a part of the Equipment, and subject to Section 4, above.

6.    Limitations of Liability.

A.    Lessee acknowledges that Lessee will obtain the Equipment on an "as is where is basis" without relying on Lessor. Lessor makes no warranty or representation, express or implied, statutory or otherwise, as to the design, quality, capacity or fitness of the Equipment for any particular purpose. EXCEPT AS IS OTHERWISE EXPRESSLY PROVIDED, LESSOR MAKES NO, AND HEREBY EXPRESSLY DISCLAIMS, ANY WARRANTY OR GUARANTEE OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING NO IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, REGARDING THE EQUIPMENT SUPPLIED BY LESSOR HEREUNDER.

B.    Lessee agrees that no defect or unfitness of the Equipment shall relieve Lessee of the obligation to pay the Lease Payment throughout the Term hereof.

C.    Lessee acknowledges and agrees that Lessor shall not be liable or responsible for any non-compliance with any statute, law, ordinance, rule or regulation relating to the installation, operation, use or maintenance of the Equipment, it being expressly understood that all such liability shall be the responsibility of Lessee.

D.     Incidental or Consequential Damages. NOTWITHSTANDING ANY OTHER PROVISION HEREIN, LESSOR SHALL NOT BE LIABLE TO LESSEE FOR (AND LESSEE SHALL RELEASE, PROTECT, DEFEND, INDEMNIFY AND HOLD LESSOR HARMLESS FROM AND AGAINST) ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL

DAMAGES OR LOSSES SUFFERED BY THE LESSEE OR ITS PARENT, AFFILIATES, SUBSIDIARIES AND SUBCONTRACTORS, AND EACH OF THEIR RESPECTIVE DIRECTORS, OFFICERS, AGENTS, REPRESENTATIVES, EMPLOYEES, CUSTOMERS AND INVITEES, RESULTING FROM OR ARISING, DIRECTLY OR INDIRECTLY, OUT OF OR IN CONNECTION WITH THIS LEASE, THE ORDERS, THE WORK OR OPERATIONS HEREUNDER, INCLUDING, WITHOUT LIMITATION, LOSS OF USE, LOSS OF DATA, LOSS OF ASSETS (INCLUDING BUT NOT LIMITED TO LOSS OF OR DELAY IN PRODUCTION, OR LOSS OF SAMPLES), COST OF REDRILL, LOSS OF PROFIT, LOSS OF BUSINESS, OR BUSINESS INTERRUPTION OR DOWNTIME, AND ALL WITHOUT REGARD TO THE SOLE, JOINT, CONCURRENT, GROSS, ACTIVE OR PASSIVE NEGLIGENCE OR BREACH OF DUTY (STATUTORY OR OTHERWISE) OF ANY PARTY. IN THE EVENT THAT THIS PROVISION FAILS OF ITS ESSENTIAL PURPOSE, LESSOR’S LIABILITY HEREUNDER SHALL NOT EXCEED THE TOTAL OF ONE (1) MONTH’S WORTH OF THE LEASE PAYMENT HEREUNDER.

7.     Indemnification.

A.    LESSEE SHALL INDEMNIFY AND DEFEND AGAINST, AND HOLD LESSOR, LESSOR’S PARENT, AFFILIATES, SUBSIDIARIES, JOINT VENTURERS, JOINT INTEREST OWNERS, PARTNERS, CO-OWNERS, CO-LESSEES, LESSEE’S CONTRACTORS AND EACH OF THEIR RESPECTIVE DIRECTORS, OFFICERS, AGENTS, REPRESENTATIVES, EMPLOYEES AND INVITEES HARMLESS FROM, ANY AND ALL CLAIMS, ACTIONS, SUITS, PROCEEDINGS, LOSSES, COSTS, EXPENSES, DAMAGES, AND LIABILITIES, INCLUDING WITHOUT LIMITATION, COSTS AND ATTORNEY FEES, FOR BODILY INJURY OR DEATH OF ANY PERSON, OR DAMAGE TO OR LOSS OF PROPERTY (INCLUDING THE EQUIPMENT) OF LESSOR, LESSEE OR ANY THIRD PARTY CAUSED BY, ARISING OUT OF, CONNECTED WITH, OR RESULTING, IN WHOLE OR IN PART FROM: (i) THE EQUIPMENT SUBJECT TO THIS LEASE, INCLUDING, BUT NOT LIMITED TO THE MANUFACTURE, SELECTION, INSPECTION, DELIVERY, USE, OPERATION, OR RETURN OF THE EQUIPMENT; (ii) DENIAL OF INSURANCE COVERAGE OR ANY BREACH OF THIS LEASE, INCLUDING BUT NOT LIMITED TO FAILURE TO OBTAIN OR MAINTAIN INSURANCE AS REQUIRED UNDER THIS LEASE; OR (iii) UNDER ANY THEORY OF LAW, INCLUDING A THEORY OF STRICT LIABILITY. Should Lessor deem it necessary, Lessor reserves the right, without obligation, to participate in the defense against any such liabilities. Lessee acknowledges and agrees that the indemnities in this Lease are conspicuous and meet the express negligence test.

8.    Casualty and Insurance Duties of Lessee.

A.    Lessee is solely responsible for all risk and actual losses and damage to the Equipment, regardless of cause. Lessee shall notify Lessor by telephone and in writing regarding all losses or damage to the Equipment within twenty-four (24) hours of any occurrence.

B.    Lessee shall, at its sole expense, secure and maintain from an insurance company, or companies acceptable to Lessor and, lawfully authorized to do business in each state where the Equipment is located, the minimum insurance coverage listed below. The Certificate holder shall state “Bison Drilling and Field Services LLC, 14201 Caliber Drive, Ste. 300, Oklahoma City, OK 73134”.

C.     Lessee shall secure Workers Compensation Insurance as required by Applicable Law and Employer’s Liability Insurance, with minimum limits of $1,000,000 each accident. Where applicable, endorsements for U.S. Long Shore and Harbor Workers Compensation Act and Maritime Coverage shall be attached to the policy and noted on the certificate.

D.    Lessee shall secure and maintain Commercial General Liability ("CGL") Insurance ("CGL") Insurance on an occurrence basis, with minimum limits of $1,000,000 per occurrence and $2,000,000 in aggregate, including bodily injury, property damage, and contractual liability coverage for Lessee’s indemnity obligations in this Lease. If the CGL coverage contains a General Aggregate Limit, such General Aggregate shall apply to each project. CGL Coverage shall be written on ISO Occurrence form CG00011093 or a substitute form providing equivalent coverage. Bison Drilling and Field Services LLC and all subsidiaries shall be named as additional insured using ISO Additional Insured Endorsement CG2010 1185 or CG2010 1001 and CG2037 1001 or an endorsement providing equivalent coverage to the additional insured. This coverage will be primary and noncontributory and exclusive to any other insurance or self-insurance, including any deductible, maintained by, or provided to, the additional insured.

E.    Lessee shall secure and maintain Inland Marine/All Risk Physical Damage Insurance to cover the full stated value of the Equipment, as stated on Schedule “B”, for all losses or damage to the Equipment resulting from all causes, including but not limited to overloading, misuse, fire, theft, flood, explosion, overturn, accident, and ‘acts of god’. The policy shall name Bison Drilling and Field Services LLC as Loss Payee.

F.    Lessee shall secure Umbrella/Excess Liability, with minimum limits of $1,000,000 per occurrence/$1,000,000 aggregate. Higher limits can be used to satisfy underlying limit requirements, but certificate must specifically state which policy coverage extends to.

G.     Lessee shall provide proof of insurance, to be delivered to Lessor no later than five (5) calendar days after the Effective Date. Evidence of insurance shall contain a provision that the coverage afforded under the policies shall not be canceled, non-renewed, materially changed, or allowed to expire without first giving at least thirty (30) days written notice to Lessor. The cancellation wording shall read as follows: “Should any of the above described policies be cancelled, non-renewed or materially changed before the expiration date thereof, the Company shall give 30 days’ written notice to the Certificate Holder named hereon.”

H.    All policies of insurance, except Workers’ Compensation, shall name Bison Drilling and Field Services LLC and all subsidiaries as an additional insured using ISO Additional Insured Endorsement CG20101185 or CG20101001 and CG20371001 or an endorsement providing equivalent coverage to the additional insured. It shall apply as primary and non-contributing insurance before any other insurance or self-insurance, including any deductible, maintained by, or provided to, the additional insured. In addition to listing Bison Drilling and Field Services LLC and all subsidiaries as loss payee, insurance hereunder will reflect that the applicable Bison Drilling and Field Services LLC is the owner of the Equipment.

I.    Lessee waives all rights of subrogation and all lien rights, which may accrue to it or to its insurers. All policies of insurance, including Workers’ Compensation, shall contain a waiver of all rights of subrogation and all lien rights in favor of Lessor. Lessee understands, acknowledges, and agrees that this waiver shall bind its insurers at all levels, and Lessee further acknowledges and agrees to notify its insurers of this waiver and to have all necessary endorsements added to the insurance policies applicable to this Lease. Lessee further understands, acknowledges, and agrees that, to the extent any insurer fails to recognize and honor this waiver or attempts to subrogate against Lessor and its insurance carriers or to enforce any lien rights against Lessor or its insurance carriers, Lessee will be liable to pay to Lessor any amounts required, and all losses Lessor may suffer, as a result of such subrogation or enforcement of lien rights.

J.    Compliance with these insurance requirements shall not release or limit Lessee’s liability under this Agreement.

9.    Default.

A.    Lessee shall be in default hereunder if Lessee fails to pay the Lease Payment as required hereunder within fifteen (15) business days of the due date thereof.

B.     Either Party will be in default under this Lease if the Party defaults in the performance of an obligation required from the Party under this Lease.

C.    If either Party defaults in performance of any of its obligations under this Lease, the other Party shall provide a written notice of the default to the defaulting Party and if the defaulting Party does not remedy the default within five (5) business days after the receipt of such notice, the other Party may rely on any legal or equitable remedy available in law or equity.

D.     If Lessee is in default under this Lease, Lessor, with or without notice to Lessee, shall, in addition to the remedies provided in Section 9 (C) above, have the right to exercise any or all of the following remedies: (i) Elect that Lease Payment due be accelerated and the entire amount of rental be due immediately; (ii) Terminate this Lease; (iii) Enter on Lessee’s premises (or any location where the Equipment is located) and without any court order or other process of law repossess and remove the Equipment, whether with or without notice to Lessee; any such repossession shall not constitute a termination of this Lease unless Lessor so notifies Lessee in writing. Lessee expressly authorizes Lessor or Lessor’s agent to enter any premises owned or controlled by Lessee, or Lessee’s agents and assigns, where the Equipment is located for the purpose of repossessing and removing the Equipment. Lessee specifically waives any right of action Lessee might otherwise have arising out of the entry and repossession, and releases Lessor from any claim for trespass or damage caused by reason of the entry, repossession, or removal; or (iv) exercise such other rights and seek such remedies as may be available in law or in equity to Lessor.

E.     Lessor shall be entitled to recover its attorney’s fees and reasonable costs arising in connection with Lessor’s enforcement of its rights under this Lease.

10.     Return Condition.     Upon the expiration or termination of this Lease, Lessee shall, at Lessee’s sole cost and expense, demobilize and prepare the Equipment for return to Lessor. The Equipment shall be free and clear of oil and other substances and in the same condition as received except for ordinary wear and tear. Lessor may elect to (i) retrieve the Equipment from the site at Lessee’s sole cost and expense, or (ii) direct Lessee to deliver the Equipment to location designated by Lessor, at Lessee’s sole cost and expense, and Lessee shall promptly undertake al efforts to carry out Lessor’s election above.

11.     [Intentionally Omitted].

12.     Encumbrances, Taxes and Other Laws.     Lessee shall keep the Equipment free and clear of any liens or other encumbrances, and shall not permit any act where Lessor's title or rights may be negatively affected. Lessee shall be responsible for complying with and conforming to all laws, regulations, ordinances and statutes relating to the possession, use, operation or maintenance of the Equipment. Furthermore, Lessee shall promptly pay all taxes, fees, licenses and governmental charges, together with any penalties or interest thereon, relating to the possession, use, operation or maintenance of the Equipment.

13.    Mutual Representations and Warranties. Each Party, as applicable, agrees, represents and warrants as follows:

A.     This Lease constitutes a valid and legally binding obligation of the Party, enforceable against the Party in accordance with its terms and all applicable laws;

B.    Neither the entering into or the delivery of this Lease nor the completion of the transactions contemplated in this Lease by the Party will result in the violation of any agreement or other instrument to which the Party is a party or by which the Party is bound or in a violation of any laws applicable to the Party;

C.     Lessee warrants to Lessor that Lessee has the experience, skill, and ability in such fields and related disciplines as may be necessary to perform under this Lease with a high standard of quality. Lessee acknowledges that Lessor is relying on Lessee’s skill and expertise for the performance of this Lease, and agrees to notify Lessor whenever Lessee does not have the necessary skill and experience to fully perform hereunder.

D.     Lessee is solely responsible for compliance with and conforming to all specifications of the Equipment manufacturer for use, operation, service, maintenance, repair, and safety, including but not limited to the Equipment manufacturer’s rated load capacity and counterweight requirements and all requirements necessary to maintain any applicable manufacturers' warranties ("Manufacturer’s Specifications"), and is also responsible for obtaining any manuals for operation, repair, or other matters relating to the Equipment.

14.     Notice.        Any notice or documentation required under this Lease must be provided either by personal service to the address below, or e-mail to the address below, or delivery by registered mail to the Party's address below.

To Lessee:

Predator Drilling LLC
1511 SCR 1101
Midland, TX 79706

Attention:
Telephone:
Email:

To Lessor:

Bison Drilling and Field Services LLC
14201 Caliber Drive, Ste. 300
Oklahoma City, OK 73134

Attention: Legal Department
Telephone: 405-607-3611
Email: Bray@MammothEnergy.com
Email: RBadley@MammothEnergy.com

15.    Assignment. Neither this Lease, nor any duties hereunder, may be assigned, in whole or in part, by Lessee without the prior written consent of Lessor, which consent may be withheld in Lessor’s sole and absolute discretion. The Parties stipulate and agree that one of the purposes of this provision is to ensure that Lessor has an opportunity to enter into a Lease Agreement with any assignee and/or successor, otherwise acceptable to Lessor. Therefore, a remedy available to Lessor for breach of this provision (available in addition to all remedies which would otherwise be available) shall be the recovery of any losses, costs, and expenses (including reasonable attorneys’ fees) which are incurred by Lessor, its directors, officers, employees and agents, and against which losses, costs and expenses Lessor, its directors, officers, employees and agents would have been indemnified had Lessor had a Lease Agreement with each of Lessee’s successor and/or assigns identical to this Lease.

16.     Miscellaneous.

A.    In this Lease, the words importing the singular will include the plural and vice versa.

B.    Unless something in the subject matter is inconsistent therewith, all references to Articles, Sections or Schedules refer to Articles, Sections or Schedules of this Lease.

C.    A waiver by any Party of the strict performance of any covenant or provision of this Lease will not of itself constitute a waiver or any subsequent breach of such covenant or provision or of any other covenant, provision or term of this Lease. A waiver will be effective if it is in writing an signed by a duly authorized representative of the Party granting the waiver.

D.    Each Party will from time to time and at all times do all such further acts and execute and deliver all such further documents and assurances as shall be reasonably required in order to fully perform and carry out the terms of this Lease.

E.    Time is of the essence in all respects of this Lease.

F.    This Lease may be amended from time to time upon mutual agreement. All amendments must be in writing and signed by duly authorized representatives of the parties.

G.    This Lease, including Schedules A and B, constitutes the entire agreement between the Parties with respect to its subject matter. There are no other agreements, representations, warranties, conditions, terms or understandings, written, verbal, express or implied between the Parties, unless mutually agreed to and confirmed in writing subsequent to the date of this Lease.

H.    In the event, and to the extent, of conflict between any of the terms of this Lease and Schedule A or Schedule B , the terms of this Lease shall prevail.

I.    If any one or more provisions of this Lease are found to be invalid, unenforceable or void by any court or tribunal of competent jurisdiction, the remaining terms and provisions will be deemed to be severable from the part so found and remain in full force and effect.

J.    THIS LEASE SHALL BE CONSTRUED AND GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OKLAHOMA, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS OR PRINCIPLES THAT MIGHT REFER THE GOVERNANCE OR CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. ALL ACTIONS OR DISPUTES ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN THE COURTS OF THE STATE OF OKLAHOMA LOCATED IN OKLAHOMA COUNTY OR IN FEDERAL DISTRICT COURT FOR THE WESTERN DISTRICT OF OKLAHOMA, AND EACH OF THE PARTIES EXPRESSLY CONSENTS TO PERSONAL JURISDICTION IN THE STATE OF OKLAHOMA WITH RESPECT TO SUCH ACTION OR DISPUTE. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR

INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LEASE. EACH OF THE PARTIES HEREBY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS LEASE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 16.

K.    Each Party hereto has participated in the drafting of this Lease, which each Party acknowledges is the result of extensive negotiations between the Parties. In the event of any ambiguity or question of intent arises, this Lease shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Lease.

L.    The rights and obligations of the Parties in this Lease which, by its express terms or nature and context is intended to survive termination or expiration of this Lease, will survive any such termination or expiration.

M.     This Lease may be executed in counterparts, each of which will be deemed an original and all of which will together constitute one and the same instrument. Delivery of this Lease may be made by facsimile or other electronic format attached to email.

[Signature Page Follows]

LESSEE:

PREDATOR DRILLING LLC

By:/s/Mark Atkinson
Print: Mark Atkinson
Title: Operations Manager

LESSOR:

BISON DRILLING AND FIELD SERVICES LLC

By:/s/Mark Layton
Print: Mark Layton
Title: Chief Financial Officer

Schedule “A”

The Equipment is generally described as follows:

1)	MZ9 triplex mud pump w/ Cat 398 engine (liner washer built in) (Eng Ser #35Z00702)

2)	90 JTS of 4 ½” 16.60# G105 drill pipe with 4 ½” X-hole connections

3)	8ea - 6” drill collars w/ 4 ½” X-hole connections & 2 lift subs

4)	3ea - 8” drill collars w/ 6 5/8” Regular connections & 2 lift subs

5)	1ea - 4 ½” X-hole box X 6 5/8” Regular pin crossover sub

6)	1ea - 4 ½”IF box X 4 ½” X-hole pin sub

7)	1ea - 4 ½” X-hole pin X 4 ½” X-hole box (burn sub)

8)	2 lift subs for 6" drill collars

9)	2 lift subs for 8" drill collars

10)	1 each 250 Ton 4 1/2 " bottleneck elevators - Serial No#-WOE102534-01 LT-08-16
For purposes of this Agreement, the Equipment is broken into Equipment Group A and Equipment Group B, as follows:

Equipment Group A	MZ9 triplex mud pump w/ Cat 398 engine (liner washer built in) (Eng Ser #35Z00702)
Equipment Group B
90 JTS of 4 ½” 16.60# G105 drill pipe with 4 ½” X-hole connections
8ea - 6” drill collars w/ 4 ½” X-hole connections & 2 lift subs
3ea - 8” drill collars w/ 6 5/8” Regular connections & 2 lift subs
1ea - 4 ½” X-hole box X 6 5/8” Regular pin crossover sub
1ea - 4 ½”IF box X 4 ½” X-hole pin sub
1ea - 4 ½” X-hole pin X 4 ½” X-hole box (burn sub)
2 lift subs for 6" drill collars
2 lift subs for 8" drill collars
1 each 250 Ton 4 1/2 " bottleneck elevators - Serial No#-WOE102534-01 LT-08-16

Schedule “B”

Stated Value	Equipment
$37,500	MZ9 triplex mud pump/398 cat engine, with liner washer, engine ser# 35Z00702
$10,800	90 Jts of 4 1/2" 16.60# G105 drill piupe with 4 1/2" X-hole connections
$3,200	8 each - 6" drillcollars with 4 1/2" X-hole connections
$2,400	3 each - 8" drillcollars with 6/5/8" regular connections
$100	1 each 4 1/2" X-hole X 6 5/8" regular pin crossover sub
$100	1 each 4 1/2" IF Box X 4 1/2" X hole pin sub
$100	1 each 4 1/2" X-hile pin X 4 1/2" X hole box (burn sub)
$200	2 lift subs for 6" drillcollars
$200	2 lift subs for 8" drillcollars
$1,000	1 each 250 Ton 4 1/2 " bottleneck elevators - Serial No#-WOE102534-01 LT-08-16
$55,600	Total